EXHIBIT 5.1

Suite 2800 1100 Peachtree St. Atlanta GA 30309-4530 t 404 815 6500 f 404 815 6555 www.KilpatrickStockton.com

November 14, 2008

United Community Bank, Inc.
63 Highway 515
Blairsville, Georgia 30512

Ladies and Gentlemen:

          We have acted as counsel to United Community Bank, Inc., a Georgia corporation (the ”Company”), in connection with the issuance of up to 648,350 shares (the “Shares”) of common stock, $1.00 par value per share (“Common Stock”), of the Company registered pursuant to its registration statement on Form S-3 (File No. 333-__________) (the ”Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), on November 14, 2008, and the resale of such Shares by the warrant holders. The Common Stock will be issued upon the exercise of certain warrants of the Company. This opinion is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

          In such capacity, we have examined the originals or copies of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments related to the authorization and issuance of the Shares as we deemed relevant or necessary for the opinion expressed herein, including the resolutions of the Board of Directors of the Company adopted on June 16, 2008 and the resolutions of the Pricing Committee of the Company adopted on August 21, 2008 (collectively, the “Resolutions”). In addition, we have examined the Registration Statement and have made such other investigation of law and fact as we have deemed necessary in order to enable us to render this opinion.

          With respect to matters of fact, we have relied upon information provided to us by the Company with no further investigation. With respect to all examined documents, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) have become effective and will continue to be effective at the time of the issuance of any Shares; (ii) if necessary, a prospectus supplement will have been prepared and filed with the Commission describing any Shares offered thereby or any selling shareholders; (iii) all Shares will be issued in the manner required by the warrants and as stated in the Registration Statement and, if necessary, the applicable prospectus supplement; (iv) at the time of any issuance of any Shares, the Company will have such number of Shares, as set forth in such offering or sale, authorized and available for issuance; and (v) at the time of any issuance of Shares, the Resolutions will not have been modified or rescinded and there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Shares.

Based on and subject to the foregoing, it is our opinion that the Shares, and their offer and sale, have been duly authorized by appropriate corporate actions and approved by the Board of Directors, and that the Shares, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinions set forth herein are limited to the laws of the State of Georgia, and we do not express any opinion herein concerning any other law.

This opinion letter is provided solely for your benefit in connection with the offer and sale of the Shares and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the “Legal Matters” section of the prospectus constituting a part of the Registration Statement, and any amendments thereto.

KILPATRICK STOCKTON LLP

By:	/s/ Richard R. Cheatham
Richard R. Cheatham, a Partner